Exhibit 10.11  Douglas K. Beplate - Assignment of Technology Agreement 4/1/03

                                LICENSE AGREEMENT

                  This License Agreement, hereinafter termed the "Agreement," is made to be effective as of the 1st day of April, 2003, by and between Douglas K. Beplate, hereinafter termed the "Licensor," who is an individual resident of Nevada, with an address of 2254 Candlestick Avenue, Henderson, Nevada 89052, and Emergency Filtration Products, Inc., hereinafter termed the "Licensee," which is a Nevada corporation with its principal place of business located at 175 Cassia Way, Suite A115, Henderson, Nevada 89014.


                             GENERAL CONSIDERATIONS
                             ----------------------

         A. Licensor is the Licensor and owner of certain discoveries and inventions relating to filtering devices incorporating Nanoparticles described in United States patent application no. 10/387,854 and of knowledge, processes, technology, data and trade secrets associated with such discoveries and inventions.

         B. Licensee desires to utilize the discoveries and inventions of the patent application and the knowledge, processes, technology, data, and trade secrets associated with the patent application to make, use, sell, and offer to sell military equipment and environment face masks.


                                      TERMS
                                      -----

         NOW, THEREFORE, in consideration of the above premises and the mutual covenants and promises hereinafter contained, Licensor and Licensee agree as follows:


                                    Article I

                                   Definitions

         1.01 Licensed Technology. The term "Licensed Technology" means the
              -------------------
discoveries and inventions of the patent application and the knowledge, processes, technology, data, and trade secrets associated with described in United States patent application no. 10/387,854 and of knowledge, processes, technology, data, and trade secrets associated with discoveries and inventions.

         1.02 Gross Sales Proceeds. The term "Gross Sales Proceeds" means all
              --------------------
compensations received by Licensee for the sale or other transfer of any product manufactured by using the Licensed Technology or any improved version of the Licensed Technology. If, however, any sale or other transfer is made for less than fair market value, the gross sales proceeds of such sale or transfer shall be deemed to be the fair market value of the product sold or transferred.

                                   Article II

                                Grant of License

         2.01 License. Licensor hereby grants to Licensee an exclusive worldwide
              -------
license to utilize the Licensed Technology as it exists on the effective date of this Agreement, or as it may be improved during the term of this Agreement, to manufacture military equipment and environment face masks.

                                   Article III

                              Royalties and Reports

         3.01 Value of Licensed Technology. Licensee recognizes that the
              ----------------------------
Licensed Technology has value independent of whether a patent is granted and that the value of the Licensed Technology independent of a patent is approximately half of what it would be with a patent.

         3.02 Earned Royalty. Licensee shall pay to Licensor a royalty of one
              --------------
percent of Gross Sales Proceeds.

         3.03 Reduction of Royalty. At such time as the last patent on the
              --------------------
Licensed Technology expires or as it is conclusively determined that no patent will issue on the Licensed Technology (all appeals concerning existing patent application have been exhausted without a patent being granted and no further patent applications can be filed on the Licensed Technology in the United States or elsewhere), whichever occurs later, the royalty specified in paragraph 3.02 shall be reduced to one-half percent of the Gross Sales Proceeds. Licensee shall, however, be entitled to no refund of royalties due payable prior to such time.

         3.04 Time for Royalty Payments. Royalty payments due under this
              -------------------------
Agreement shall be computed for each calendar quarter and paid, together with a written accounting explaining how such quarterly payment has been calculated, within thirty days after the end of each calendar quarter.

         3.05 Interest. Licensee shall pay to Licensor interest, at the legal
              --------
rate in the State of Nevada, for any royalty payment that is overdue. Such interest shall apply from the time the royalty payment is due until the date such royalty is actually paid.

         3.06 Records. Licensee shall keep correct and complete records with
              -------
respect to sales and sublicenses involving the "Piccolo" invention.

         3.07 Inspection of Records. Such records of Licensee shall be open to
              ---------------------
inspection at all reasonable time during normal business hours by a representative of Licensor acceptable to Licensor and Licensee or, at the request either of Licensor or of Licensee, by an independent certified public accountant acceptable to Licensor and Licensee. Licensor shall provide to Licensee written notice of any desired inspection at least fifteen (15) calendar days in advance of the date for such inspection. The entity requesting that an inspection be performed by an independent certified public accountant shall be fully responsible to pay such accountant. The representative or accountant shall report to Licensor only such information as is required to compute the royalty payments due pursuant to this Agreement. No more than one (1) inspection shall be permitted each calendar year unless Licensor demonstrates reasonable grounds for believing that a royalty payment has not been accurately determined. Every inspection shall be limited to those records which Licensee is required to maintain pursuant to this Agreement and shall not include any records which are more than six (6) years old at the time of inspection. Except as necessary judicially to resolve any bona fide dispute concerning royalty payments. Licensor agrees to maintain all information received from any inspection confidential and to impose a similar requirement of confidentiality upon any accountant who conducts an inspection in accordance with this paragraph.

                                   Article IV

                                     Patents

         4.01 Patent Prosecution. Licensor has sought patent protection as a
              ------------------
utility patent for the Licensed Technology in the United States.

         4.02 Appeals. Licensor shall appeal administratively any final
              -------
rejection if any attorney licensed to practice before the United States Patent and Trademark Office provides an opinion that such an appeal would have a reasonable likelihood of success at a reasonable cost.

         4.03 Election Not to Appeal. If Licensor does not appeal a final
              ----------------------
rejection by the United States Patent and Trademark Office, Licensee may pursue such an appeal at Licensee's own cost.

         4.04 Patenting outside the United States. The seeking of patents
              -----------------------------------
outside the United States may be done in the discretion of Licensor. If, though, Recipient elects not to prosecute a patent application in a country where Licensee has traditionally done business, Licensor shall notify Licensee of such election within such period of time as to enable Licensee to seek such patent protection at Licensee's own cost.

                                    Article V

                             Assistance by Licensor

         5.01 Cooperation. Licensor will provide to Licensee all information and
              -----------
assistance reasonably necessary for the patenting by Licensee of the Licensed Technology pursuant to Article IV of this Agreement.

                                   Article VI

                                   Warranties

         6.01 Ownership. Licensor represents and warrants that Licensor holds
              ---------
title to and is the exclusive owner of all rights in the Licensed Technology.

         6.02 Authority. Licensor represents and warrants that Licensor has the
              ---------
authority to grant the license which is the subject of this Agreement and that no assignment, sale, agreement, or encumbrance has been, or will be, made or entered which would conflict with or be prior in right to such license.

         6.03 Patent Infringement. Licensor provides to Licensee no warranty of
              -------------------
non-infringement of any patent. Licensor will, consequently, not be liable to defend Licensee in any suit for infringement or to reimburse Licensee for any sums expended in defending, or satisfying a judgment resulting from, a charge of patent infringement.
                                   Article VII

                 Patent Infringement of the Licensed Technology

         7.01 Notification. Once a patent has been obtained for the Licensed
              ------------
Technology, Licensor and Licensee shall promptly notify one another of any apparent infringement by a third party of such patent.

         7.02 Suit for Infringement. Licensor shall not be obligated to
              ---------------------
institute a lawsuit against any apparent infringer. If, however, Licensor commences such a lawsuit, Licensor shall be solely responsible for the expenses of such lawsuit and shall retain all proceeds form such lawsuit.

         7.03 Suit by License. Despite the provisions of paragraph 7.02 of this
              ---------------
Agreement, if any apparent infringement involves a product that is primarily in the field of military equipment or environmental face masks, Licensor shall, before instituting any lawsuit, provide Licensee the opportunity to institute such lawsuit, in Licensor's name but at Licensee's cost. If Licensee commences such a lawsuit, Licensor, upon Licensee's request and at Licensee's expense, shall provide all reasonable assistance with respect to such lawsuit, including making Licensor's employees and agents available to testify on Licensee's behalf. Unless Licensor and Licensee otherwise agree, License shall, as indicated above, be solely responsible for the expenses of such litigation and with any recovery obtained therefrom shall first be fully reimbursed for such expenses. Ninety-Nine (99) percent of the remainder of any such recovery shall belong to Licensee; and one (1) percent, to Licensor.

         7.04 Unavailability of Recourse. If Licensor or Licensee shall be
              --------------------------
unable to uphold the validity of any patent for the Licensed Technology against an alleged infringer, Licensee shall have no damage claim and no claim for refund or reimbursement against Licensor.

                                  Article VIII

                           Termination of Exclusivity

         8.01 Automatic Conversion. Whenever no royalties shall have been due
              --------------------
for a continuous period of three years pursuant to Article III of this Agreement, the license granted pursuant to Article II of this Agreement shall automatically convert to a non-exclusive license.


                                   Article IX

                                 Confidentiality

         9.01 Obligation of Confidentiality. Licensor and Licensee agree that
              -----------------------------
each will take all reasonable and necessary steps to protect the confidentiality of any and all trade secrets included in the Licensed Technology.

                                    Article X

                                    Insurance

         10.01 Product Liability. Licensee agrees to obtain such product
               -----------------
liability insurance for products incorporating the Licensed Technology as is commercially reasonable under the circumstances and to include Licensor as a named insured under any such policy of product liability insurance.

         10.02 Indemnification. Licensee shall indemnify and hold Licensor
               ---------------
harmless for any recovery and any reasonable attorney's fees associated with any claim of product liability for a product based upon the Licensed Technology.

                                   Article XI

                            Miscellaneous Provisions

         11.01 Marketing. Licensee agrees to use reasonable efforts to place
               ---------
appropriate legal patent markings on every product incorporating the Licensed Technology produced after issuance of any patent for the Licensed Technology.

         11.02 Force Majeur. Except for the obligation to make payments when due
               ------------
pursuant to this Agreement, all other obligations under this Agreement shall be suspended for so long as one or both of Licensor and Licensee is prevented from complying with the provisions of this Agreement by acts of God; riots; war; acts of Federal, state, or local governments, agencies, or courts; strikes; lock-outs; damage to or destruction or unavoidable shut-down of necessary facilities; or other matters beyond Licensor's or Licensee's reasonable control (specifically excluding, however, matters of mere financial exigency.) The entity so prevented from complying with its obligations pursuant to this Agreement shall promptly notify the other entity of such fact and shall exercise all due diligence to remove and overcome the cause of such inability to comply.

         11.03 Additional Documents. Licensor and Licensee agree that they will
               --------------------
execute any and all additional documents or legal instruments that may be necessary or required to effectuate the provisions of this Agreement.

         11.04 Remedies. Notwithstanding any other provisions of this Agreement,
               --------
Licensor and Licensee shall retain all statutory and common law rights to enforce this Agreement or to seek damages for its breach.

         11.05 Notices. Any notice, election, payment, report, or other
               -------
correspondence required or permitted pursuant to this Agreement shall be deemed to have been properly given or delivered when it has been made in writing and

         (a) delivered personally to Licensor or an officer of Licensee or

         (b) when sent by United States mail with all necessary postage fully prepaid, a return receipt requested, and addressed to the entity to whom directed at its address as specified below:

         Emergency Filtration Products, Inc.         Douglas K. Beplate
         175 Cassia Way, Suite A115                  2245 Candlestick Avenue
         Henderson, NV  89014                        Henderson, NV  89052

         Either Licensor or Licensee may, at any time, change its address for purposes of this Agreement by giving written notice of such change of address to the other entity.

         11.06 Assignment. This Agreement was entered, in part, based upon
               ----------
Licensor's unique knowledge of the Licensed Technology. Accordingly, Licensor shall not assign or otherwise transfer Licensor's duties or rights (other than the right to receive the royalty pursuant to Article III, which right shall be freely transferable) without the prior written consent of Licensee, which consent shall not be unreasonably withheld. Assignee may assign its rights and delegates its duties under this Agreement.

         11.07 Third-party Beneficiaries. Nothing expressed in or implied from
               -------------------------
this Agreement is intended, or shall be construed, to confer upon or give any entity, other than Licensor and Licensee, and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

         11.08 Effect of Waiver. A waiver either by Licensor or by Licensee of
               ----------------
any provisions of this Agreement, whether in writing or by course of conduct or otherwise, shall be valid only in the instance for which such waiver has been given and shall not be deemed to be a continuing waiver of such provision; nor shall any such waiver be construed to be a waiver of any other provisions of this Agreement.

         11.09 Paragraph Headings. The paragraph headings within this Agreement
               ------------------
are for convenience only and in no way define, limit, or describe the scope or intent of this Agreement; nor do such paragraph headings affect the terms and provisions of this Agreement.

         11.10 Preparation of Agreement. Licensor and Licensee acknowledge that
               ------------------------
they have both participated in the preparation of this Agreement; and, in the event that any question arises regarding the interpretation of this Agreement, no presumption shall be drawn in favor of or against either Licensor or Licensee with respect to the meaning of this Agreement.

         11.11 Governing Law. This agreement, and all matters relating to this
               -------------
Agreement, including any matter or dispute arising from this Agreement, shall be interpreted, governed, and enforced according to the laws of the State of Nevada. Developer and Recipient consent to the jurisdiction and venue of any appropriate court within the State of Nevada to resolve any such dispute.

         11.12 Attorney's Fees. In the event that Licensor or Licensee shall be
               ---------------
in default or breach of this Agreement, such defaulting or breaching entity shall be liable to pay all reasonable attorney's fees, court costs, and other related collection costs and expenses incurred by the non-defaulting or non-breaching entity in pursuing its rights under this Agreement.

         11.13 Severability. In the event that any provision of this Agreement,
               ------------
or any action contemplated pursuant to this Agreement, is found, by a court having competent jurisdiction in accordance with this Agreement, to be inconsistent with or contrary to any law, ordinance, or regulation, the latter shall be deemed to control; this Agreement shall be regarded as modified accordingly; as such modified provision as well as the remainder of this Agreement shall continue in full force and effect.

         11.14 Integration. This Agreement constitutes and represents the entire
               -----------
agreement of Licensor and Licensee with respect to the subject matter of this Agreement. All other prior agreements, covenants, promises, and conditions, whether verbal or written, that are intended to apply between Licensor and Licensee have been incorporated herein. In executing this Agreement, neither Licensor nor Licensee has relied upon any promise, representation, warranty, or the like other than those contained within this Agreement.

         11.15 Amendment. This Agreement may be amended at any time upon the
               ---------
unanimous agreement of Licensor and Licensee. Any such amendment must, however, be reduced to writing and be executed both by Licensor and by Licensee in order to become effective.

         11.16 Assurance of Authority. Licensor does hereby assure Licensee that
               ----------------------
execution of this Agreement is an authorized act of Licensor, and Licensee does hereby assure Licensor that execution of this Agreement is an authorized act of Licensee.

         11.17 Binding Effect. This Agreement shall be binding upon and inure to
               --------------
the benefit of Licensor and Licensee as well as their successors and assigns.

         11.18 Counterparts. This Agreement may be executed in counterparts,
               ------------
each of which when so executed and delivered (including by facsimile transmission) shall be deemed an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, Licensor and Licensee have caused these presents to be signed by their duly authorized representatives on the dates indicated.

                                            LICENSOR:

                                            DOUGLAS K. BEPLATE



                                              \s\Douglas K. Beplate
                                            ------------------------------------
                                            Date: April 1, 2003
                                                 -------------------------------


                                            RECIPIENT:

                                            EMERGENCY FILTRATION PRODUCTS, INC.



                                            By \s\Sherman Lazrus
                                              ----------------------------------

                                                  Its C.E.O.
                                                     ---------------------------
                                                  Date: April 1, 2003
                                                       -------------------------


                                            By \s\Thomas Glenndahl
                                              ----------------------------------
                                                  Its Director
                                                     ---------------------------
                                                  Date: April 1, 2003
                                                       -------------------------


                             ASSIGNMENT OF INVENTION



         Douglas K. Beplate, an individual resident of Nevada, with an address of 2254 Candlestick Avenue, Henderson, Nevada 89052 (hereinafter termed "ASSIGNOR") does hereby acknowledge receipt of good and valuable consideration from Emergency Filtration Products, Inc., a Nevada corporation, with an address of 175 Cassia Way, Suite A115, Henderson, Nevada 89014 (hereinafter termed "ASSIGNEE").

         In exchange for such consideration, ASSIGNOR does hereby sell, assign, and transfer to ASSIGNEE his entire right, title, and interest for the United States and its territorial possessions and for all foreign countries, including all rights to claim priority, in and to any and all inventions that are disclosed in United States patent no. 5,575,279, Australian patent no. 723311, French patent no. 96945105.3, German patent no. 69610644, United Kingdom patent no. 0873151, Canadian patent application no. 2,246,770, United States patent no. 6,375,854, and United States patent application serial no. 10/128,367; in and to such patents and patent applications; in and to any other provisional or non-provisional application that claims priority to any of such patents or patent applications; in and to any patent that issues on an invention disclosed in any of the patent application; and in and to any reissue, re-examination, or extension thereof and any related statutorily provided periods of market exclusivity.

         ASSIGNOR hereby represents and warrants that ASSIGNOR has the full right to convey his entire right, title, and interest herein assigned and that no assignment, sale, agreement, or encumbrance has been, or will be, made or entered which would conflict with or be prior in right to this Assignment.

         ASSIGNOR further covenants that ASSIGNEE will, upon its request, be promptly provided with all pertinent facts and documents relating to said inventions, said patent applications, and said patents and legal equivalents as may be known and accessible to ASSIGNOR and that ASSIGNOR will testify as to the same in any interference, litigation, or other proceeding related thereto and will promptly execute and deliver to ASSIGNEE or its legal representatives any and all papers, instruments, or affidavits required to apply for, obtain, maintain, issue, and enforce said invention and said patents and said equivalents thereof which may be necessary or desirable to accomplish the purposes thereof or of this Assignment.


         IN WITNESS WHEREOF, I have hereunto set hand and seal as of the dates specified below.

                                                     ASSIGNOR:

                                                     Douglas K. Beplate



                                                      \s\Douglas K. Beplate
                                                     ---------------------------
                                                     Date: April 1, 2003
                                                          ----------------------